EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Vertrue Incorporated's Annual Report on Form 10-K for the year ended June 30, 2006.



/s/ PricewaterhouseCoopers LLP
New York, New York
January 5, 2007